Exhibit 99.1

            Hub International Posts Strong Growth for the
                 Second Quarter & First Half of 2003

    CHICAGO--(BUSINESS WIRE)--July 31, 2003--

    Highlights:

    --  Revenue increases 29% for second quarter, 34% YTD

    --  Organic growth reaches 13% in quarter, 14% YTD

    --  Diluted EPS totals $0.31 for quarter, $0.59 YTD

    --  Earnings guidance updated to $1.13-$1.18 from $1.08-$1.17

    -- Company files shelf registration of up to $140 million in securities

    Hub International Limited (NYSE:HBG) (TSX:HBG), a leading North American insurance broker, today reported strong growth in the second quarter and first half of 2003, leading the company to update its earnings guidance for the full year. All financials are reported in U.S. dollars.
    "The underlying performance of our brokerages was strong in the second quarter and the first half," said Martin P. Hughes, Chairman and Chief Executive Officer. "We attained respectable levels of organic growth and maintained our focus on expense management. As a result, we are updating our earnings guidance to a range of $1.13-$1.18 per diluted share from our previous guidance of $1.08-$1.17 per diluted share."
    Revenue increased 29% to $74.1 million in the second quarter ended June 30, 2003, due to acquisitions and an organic growth rate of 13%. Net earnings declined to $10.1 million from $10.7 million, while diluted earnings per share declined to $0.31 from $0.41. Notwithstanding the impact of a 22% increase in the weighted average number of diluted shares for the quarter and adjusting for the following items, net earnings before tax increased 78%, net earnings increased 73% and diluted earnings per share increased 29%, as compared to 2002:


   1. The second quarter of 2002 included the sale of two insurance subsidiaries, which created a one-time non-taxable gain of $2.6 million.

   2. Revenue timing shifts led to $2.1 million of contingent commissions being received by Hub in the second quarter of 2002, while similar payments were received in the first quarter of 2003.

   3. $1.3 million of non-cash stock based compensation was recognized in the second quarter of 2003, versus no expense recognition in the same period of 2002.


    Adjusting for the factors described above, net earnings before tax, net earnings and diluted earnings per share in the second quarter of 2002 would have been as follows:


                                     Net Earnings
                                      Before Tax  Net Earnings Diluted
                                       (000's)       (000's)     EPS
                                     ------------ ------------ -------
Second quarter 2002 - As reported      $14,776      $10,712     $0.41
Sale of two insurance subsidiaries (2,612) (2,612) (0.09) Revenue timing shifts - contingent
 commissions                            (2,100)      (1,399)    (0.05)
Non-cash stock based compensation       (1,300)        (866)    (0.03)
                                     ------------ ------------ -------
Second quarter 2002 - Pro forma         $8,764       $5,835     $0.24
                                     ============ ============ =======
Second quarter 2003 - As reported      $15,625      $10,109     $0.31
                                     ============ ============ =======
2003 increase  ($)                      $6,861       $4,274     $0.07
                                     ============ ============ =======
2003 increase  (%)                         78%          73%       29%
                                     ============ ============ =======


    As well, diluted earnings per share improved by $0.01 for the second quarter of 2003 due to the strengthening of the Canadian dollar.
    Second quarter revenue growth resulted from both market penetration and the strengthening of the Canadian dollar. Excluding the impact of acquisitions, organic growth--the equivalent of same-store sales--was a solid 13%. The increased strength of the Canadian dollar accounted for approximately $3.0 million, or five percentage points, of Hub's 29% revenue increase and $2.9 million, or five percentage points, of Hub's 13% organic growth rate for the period. Absent that currency effect, Hub would have posted 24% revenue growth and an 8% organic growth rate for the second quarter.
    Core commission income grew 33% in the second quarter of 2003 to $69.4 million from $52.1 million, reflecting an organic growth rate of 16%, or 11% excluding currency effects. Contingent commissions and volume overrides, which are additional payments made by insurers on the basis of business volume and profitability, declined by 12% for the second quarter of 2003, due to the previously described shift in revenue timing, but increased 62% for the first half of 2003.
    U.S. revenue increased 33% to $44.7 million from $33.6 million, including organic growth of 6%. Organic growth included both a 9% rise in core commission income and a 12% decline in contingent commissions and volume overrides. The decline in contingent commissions and volume overrides resulted from the previously discussed shift in revenue timing.
    Canadian revenue grew 24% to $29.5 million from $23.7 million, including organic growth of 23%. A stronger Canadian dollar was responsible for 12 percentage points of both total revenue growth and organic growth of Canadian operations. Canadian organic growth included 25% core commission growth and a 26% decline in contingent commissions and volume overrides. As was the case in the United States, the decline in contingent commissions and volume overrides reflected the shift in revenue timing described earlier.
    Compensation increased as a percentage of revenue from 52% to 54%. The increase resulted from the shift in revenue timing and normal quarterly variations in revenue mix. For the first half, the percentage of compensation to total revenue of 54% was unchanged from a year earlier. At the same time, selling, occupancy and administration costs declined to 19% of revenue from 20%, largely as a result of cost control in a rising revenue environment.
    Hub's net earnings before tax grew 6% to $15.6 million from $14.8 million, as pre-tax margin (net earnings before tax divided by revenue) narrowed to 21% from an unusually strong 26% in 2002. The decline in pre-tax margin resulted from the expensing of non-cash stock based compensation in 2003 and the impact of the gain on the sale of the two insurance subsidiaries in 2002. The company's tax rate increased to 35% from an unusually low 28%, as a result of the $2.6 million non-taxable gain on the sale of the two insurance subsidiaries in 2002. As a result, net earnings decreased $0.6 million to $10.1 million from $10.7 million, yielding a net margin of 14%, down from 19% a year earlier. Diluted earnings per share fell 24% to $0.31 from $0.41. The weighted average number of diluted shares increased 22% to
33.9 million from 27.9 million, reflecting the impact of Hub's June 2002 initial public offering in the United States, use of stock in acquisitions and issuance of shares for non-cash stock based compensation.

    First Half Results Offer More Normalized Perspective

    For the six months ended June 30, 2003, Hub reported revenue of $143.0 million, up 34% from $106.8 million a year earlier. The growth included the impact of acquisitions and organic growth, bolstered by the strength of the Canadian dollar. Of the 34% revenue increase, approximately four percentage points resulted from a stronger Canadian dollar. The same currency translation contributed approximately four percentage points to Hub's 14% organic growth rate for the first half which reflected both the 13% growth of core commission income and a 32% increase in contingent commissions and volume overrides.
    "Growth of contingent commissions and volume overrides during the first half is a reflection of our ability to deliver an increasingly large and profitable book of business to high-quality insurers," Hughes said. "In turn, we increase our importance to these insurers and expand our access to coverage on behalf of clients. In a hard insurance market, access is a critical competitive advantage, one that we emphasize continually in our strategies."
    In the United States, revenue increased 41% to $90.0 million from $63.7 million a year earlier, reflecting acquisitions and an organic growth rate of 9%. U.S. revenue increased to 63% of Hub's total revenue from 60% a year earlier reflecting the more rapid pace of acquisitions in the United States. Organic growth included both a 7% rise in core commission income and a 40% increase in contingent commissions and volume overrides.
    In Canada, revenue increased 23% to $53.1 million from $43.1 million, including an organic growth rate of 22%. A stronger Canadian dollar added 10 percentage points to overall revenue growth and organic growth of Canadian operations. Canadian organic growth included 22% core commission growth and an 18% increase in contingent commissions and volume overrides.
    Compensation increased in line with revenue during the first half, totaling 54% of total revenue for both the 2003 and 2002 periods. Similar to results for the second quarter of 2003, selling, occupancy and administration expenses declined to 19% of revenue in 2003 from 21% in 2002.
    Net earnings before tax increased 37% to $29.9 million from $21.8 million, more than compensating for the previously described impact of the gain on the sale of the two insurance subsidiaries and the expensing of non-cash stock based compensation. The effective tax rate grew to 36% from 28% in 2002, as a result of the non-taxable gain on the sale of the two insurance subsidiaries.
    Net earnings increased $3.3 million, or 21%, to $19.0 million from $15.7 million a year earlier, including a relative reduction of $3.5 million, or $0.12 per diluted share, due to the gain on the sale of the two insurance subsidiaries and expensing of non-cash stock based compensation. Excluding those items, net earnings increased 65%. Diluted earnings per share declined to $0.59 from $0.63, reflecting a 22% increase in weighted average diluted shares to 33.6 million from
27.6 million. Excluding the items described above, earnings per diluted share would have increased 23%. The increase in weighted average shares reflected the company's initial public offering in the United States in June 2002, use of stock in acquisitions and issuance of shares for non-cash stock based compensation.

    Outlook and Guidance Updated

    Based on first-half results and management's outlook for the remainder of the year, Hub updated its guidance for 2003 diluted earnings per share to a range of $1.13-$1.18 from previous guidance of $1.08-$1.17.

    Shelf Registration to Add Financial Capacity, Flexibility

    Hub recently filed a shelf registration statement for an offering of up to $140 million in equity and/or debt securities, with a goal of increasing the company's flexibility and capacity in two key areas:


    1. To expand capacity for potential acquisitions.

    2. To accommodate orderly and non-disruptive sales of insider shares as they are released from escrow. Hub employees, including members of the executive committee, own approximately 28% of Hub's outstanding shares. The shelf registration anticipates the potential sale of approximately 2 million shares, which would be less than 22% of employee holdings.


    Hughes cautioned that the filing of a registration statement does not indicate that an offering or insider sales are anticipated in any specific time frame. He stressed that the shelf registration is a means to maximize financial flexibility in a number of possible circumstances.
    "We are a company that focuses on acquisitions as a major source of growth, which makes ready access to capital markets a competitive advantage," Hughes said. "In addition, we use common shares, escrowed for up to ten years, as a primary currency for larger, hub acquisitions. As a portion of those shares are released from escrow in any given year, their holders might consider sales as a means of diversifying their personal portfolios. Hub's goal is to minimize the impact of such sales on the overall stability of the market for Hub common shares, for the benefit of all shareholders."

    Employee Equity Incentive Plan Awards

    On June 30, 2003, Hub awarded 609,803 restricted share units ("RSUs") in satisfaction of previously disclosed agreements to issue restricted shares and RSUs to certain employees relating primarily to commitments made in connection with prior acquisitions. The RSUs represent the right to receive an award of Hub common shares on a deferred basis, subject to vesting over periods ranging from 68 to 95 months, without payment of cash consideration. A portion of this issuance of awards included the grant of an aggregate of 49,130 RSUs to Martin Hughes, Chairman and Chief Executive Officer, and W. Kirk James, Vice President, General Counsel and Secretary. In exchange, both officers have agreed to sell the common shares they currently own under Hub's Executive Share Purchase Plan (an aggregate of 48,648 common shares) and Hub will receive the proceeds of the sale after payment of applicable individual capital gain taxes. Although Hub will receive the after-tax proceeds, the transactions will be reported as insider sales.

    Company Schedules Conference Call and Webcast

    The company will discuss second quarter results and updated guidance on a conference call scheduled for 9:30 a.m. (CDT), 10:30 a.m. (EDT) on Thursday, July 31, 2003. The call may be accessed via the internet by logging onto www.hubinternational.com and will be available for replay for 90 days on Hub's website, www.hubinternational.com. Participants can access the teleconference by calling 800.299.8538, passcode 258889.

    Headquartered in Chicago, IL, Hub International is a leading North American insurance brokerage that provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

    This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


FINANCIAL TABLES:

HUB INTERNATIONAL  LIMITED
Consolidated Organic Growth
For the three and six months ended June 30, 2003
(in thousands of U.S. dollars, except percentages)


                                                Net Adjustment
                  Revenue                            for
            ------------------            Total (Acquisitions) Organic
              Second quarter     Total    Growth     and        Growth
              2003      2002   Change ($)   (%)    Disposals      (%)
            --------- -------- ---------- ------ ------------- -------
Total
------------
Commission
 Income      $69,442  $52,140   $17,302     33%      $(9,050)     16%
Contingent
 Commissions
 and
 Volume
 Overrides     2,889    3,273      (384)    -12%         (144)    -16%
Other Income   1,824    1,883       (59)     -3%         (116)     -9%
            ----------------------------------------------------------
Total        $74,155  $57,296   $16,859      29%      $(9,310)     13%
            ----------------------------------------------------------

USA
------------
Commission
 Income      $41,307  $29,892   $11,415      38%      $(8,661)      9%
Contingent
 Commissions
 and
 Volume
 Overrides     2,195    2,341      (146)     -6%         (144)    -12%
Other Income   1,170    1,362      (192)    -14%         (116)    -22%
            ----------------------------------------------------------
Total        $44,672  $33,595   $11,077      33%      $(8,921)      6%
            ----------------------------------------------------------

Canada
------------
Commission
 Income      $28,135  $22,248    $5,887      27%        $(389)     25%
Contingent
 Commissions
 and
 Volume
 Overrides       694      932      (238)    -26%            -     -26%
Other Income     654      521       133      25%            -      25%
            ----------------------------------------------------------
Total        $29,483  $23,701    $5,782      24%        $(389)     23%
            ----------------------------------------------------------


                                                Net Adjustment
                 Revenue                             for
            ------------------            Total (Acquisitions) Organic
             First six months    Total    Growth     and        Growth
              2003      2002    Change ($)  (%)    Disposals      (%)
            --------- -------- ---------- ------ ------------- -------
Total
------------
Commission
 Income     $123,957  $93,550   $30,407      33%     $(18,256)     13%
Contingent
 Commissions
 and
 Volume
 Overrides    15,253    9,431     5,822      62%       (2,844)     32%
Other Income   3,822    3,799        23       1%         (255)     -6%
            ----------------------------------------------------------
Total       $143,032 $106,780   $36,252      34%     $(21,355)     14%
            ----------------------------------------------------------

USA
------------
Commission
 Income      $76,267  $54,935   $21,332      39%     $(17,644)      7%
Contingent
 Commissions
 and
 Volume
 Overrides    10,982    5,889     5,093      87%       (2,766)     40%
Other Income   2,702    2,875      (173)     -6%         (259)    -15%
            ----------------------------------------------------------
Total        $89,951  $63,699   $26,252      41%     $(20,669)      9%
            ----------------------------------------------------------

Canada
------------
Commission
 Income      $47,690   38,615    $9,075      24%        $(612)     22%
Contingent
 Commissions
 and
 Volume
 Overrides     4,271    3,542       729      21%          (78)     18%
Other Income   1,120      924       196      21%            4      22%
            ----------------------------------------------------------
Total        $53,081  $43,081   $10,000      23%        $(686)     22%
            ----------------------------------------------------------


HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings
For the three and six months ended June 30, 2003 and 2002
(in thousands of U.S. dollars, except per share amounts)

                            Second quarter         First six months
                           2003        2002        2003        2002
                       ----------- ----------- ----------- -----------
                       (unaudited) (unaudited) (unaudited) (unaudited)
Revenue
  Commission income       $69,442     $52,140    $123,957     $93,550
  Contingent
   commissions and
   volume overrides         2,889       3,273      15,253       9,431
  Other                     1,824       1,883       3,822       3,799
                       ----------- ----------- ----------- -----------
                           74,155      57,296     143,032     106,780
                       ----------- ----------- ----------- -----------

Expenses
  Compensation             39,884      29,824      76,903      57,514
  Selling, occupancy
   and administration      13,801      11,394      26,900      22,254
  Depreciation              1,517       1,354       2,911       2,634
  Interest expense          1,516       2,404       2,883       5,098
  Intangible asset
   amortization               756         379       1,557         758
  (Gain) loss on
   disposal of
   property, equipment
   and other assets            65      (2,530)          9      (2,572)
  (Gain) on put option
   liability                 (267)       (305)       (240)       (678)
  Non-cash stock based
   compensation             1,258           -       2,220           -
                       ----------- ----------- ----------- -----------
                           58,530      42,520     113,143      85,008
                       ----------- ----------- ----------- -----------

Net earnings before
 income taxes              15,625      14,776      29,889      21,772
                       ----------- ----------- ----------- -----------

Provision for income
 tax expense
  Current                   3,604       3,233       9,265       6,014
  Future                    1,912         831       1,611         107
                       ----------- ----------- ----------- -----------
                            5,516       4,064      10,876       6,121
                       ----------- ----------- ----------- -----------
Net earnings               10,109      10,712      19,013      15,651
Interest on
 subordinated
 convertible debentures       472         799         943       1,603
Cash in lieu of
 dividends on
 restricted units              40           -          40           -
                       ----------- ----------- ----------- -----------
Diluted net earnings      $10,621     $11,511     $19,996     $17,254
                       =========== =========== =========== ===========

Earnings per share
  Basic                     $0.34       $0.53       $0.65       $0.79
  Diluted                   $0.31       $0.41       $0.59       $0.63

Weighted average shares
 outstanding
  - Basic  (000's)         29,326      20,195      29,326      19,846
Weighted average shares
 outstanding
  -  Diluted (000's)       33,930      27,919      33,632      27,598



HUB INTERNATIONAL LIMITED
Consolidated Balance Sheets
As of June 30, 2003 and December 31, 2002
(in thousands of U.S. dollars)

                                                       2003      2002
                                                 ----------- ---------
                                                 (Unaudited)
Assets
Current assets:
Cash and cash equivalents                           $63,078   $40,642
Trust cash                                           44,081    53,648
Accounts and other receivables                      154,058   136,567
Income taxes receivable                               4,918     2,153
Future income taxes                                   3,526     3,324
Prepaid expenses                                      2,189     1,587
                                                 ----------- ---------

Total current assets                                271,850   237,921

Goodwill                                            298,130   281,727
Other intangible assets                              43,266    44,164
Property and equipment                               22,110    21,298
Future income taxes                                   5,398     3,715
Other assets                                          7,585     8,051
                                                 ----------- ---------
Total assets                                       $648,339  $596,876
                                                 =========== =========

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities           $196,875  $187,034
Contingent consideration payable                          -     8,423
Income taxes payable                                  1,235     1,198
Future income taxes                                   1,897     1,164
Current portion long-term debt and capital leases     2,957     3,029
                                                 ----------- ---------

Total current liabilities                           202,964   200,848

Long-term debt and capital leases                    83,475    69,009
Subordinated convertible debentures                  35,000    35,000
Future income taxes                                   9,932     7,745
                                                 ----------- ---------
Total liabilities                                   331,371   312,602
                                                 ----------- ---------

Commitments and Contingencies

Shareholders' equity
Share capital                                       246,863   235,197
Contingently issuable shares                              -    13,743
Contributed surplus                                   3,497     1,234
Cumulative translation account                       18,718     2,185
Retained earnings                                    47,890    31,915
                                                 ----------- ---------
Total shareholders' equity                          316,968   284,274
                                                 ----------- ---------
Total liabilities and shareholders' equity         $648,339  $596,876
                                                 =========== =========



HUB INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
For the three and six months ended June 30, 2003 and 2002
(in thousands of U.S. dollars)

                            Second quarter         First six months
                           2003        2002        2003        2002
                       ----------- ---------- ----------- -----------
                       (unaudited) (unaudited)(unaudited) (unaudited)
Operating activities
Net earnings              $10,109     $10,712     $19,013     $15,651
Items not affecting
 working capital:
  Amortization and
   depreciation             2,273       1,733       4,468       3,392
  (Gain) loss on
   disposal of
   property,
   equipment and other
   assets                      65      (2,530)          9      (2,572)
  (Gain) on put option
   liability                 (267)       (305)       (240)       (678)
  Non-cash stock based
   compensation             1,258           -       2,220           -
  Future income taxes       1,912         831       1,611         107
Non-cash working
 capital items
  Trust cash               (6,154)     (3,818)      9,567       5,664
  Accounts and other
   receivables            (48,036)    (44,045)    (10,069)    (20,219)
  Prepaid expenses            800         777        (489)        313
  Accounts payable and
   accrued liabilities     55,105      43,855       4,277      (1,235)
  Other assets             (2,420)          -      (2,320)          -
  Income taxes             (4,662)     (1,013)     (2,844)       (771)
                       ----------- ----------- ----------- -----------
  Net cash flows from
   (used for) operating
   activities               9,983       6,197      25,203        (348)
                       ----------- ----------- ----------- -----------

Investing activities
  Property and equipment
   - purchases             (1,458)       (910)     (3,036)     (1,691)
  Property and equipment
   - proceeds on sale          20           -          27           -
  Proceeds from
   investment held for
   sale                         -      43,521           -      43,521
  Purchase of
   subsidiaries, net of
   cash received           (1,161)       (993)    (12,385)       (993)
  Sale of subsidiaries        160         719         451       1,687
  Other assets               (705)        185        (721)         22
                       ----------- ----------- ----------- -----------
  Net cash flows from
   (used for) investing
   activities              (3,144)     42,522     (15,664)     42,546
                       ----------- ----------- ----------- -----------

Financing activities
  Bank debt                     -     (55,000)          -     (55,000)
  Long-term debt -
   advances                65,000           -      65,000           -
  Long-term debt and
   capital leases -
   repayments             (50,597)    (68,168)    (51,313)    (70,100)
  Share capital -
   issued for cash, net
   of issue costs               -      88,091         (32)     88,091
  Dividends paid           (3,038)     (1,950)     (3,038)     (1,950)
                       ----------- ----------- ----------- -----------
  Net cash flows from
   (used for) financing
   activities              11,365     (37,027)     10,617     (38,959)
                       ----------- ----------- ----------- -----------

Effect of exchange rate
 changes on cash and
 cash equivalents           1,651           -       2,280           -
                       ----------- ----------- ----------- -----------

Change in cash and cash
 equivalents               19,855      11,692      22,436       3,239
Cash and cash
 equivalents - Beginning
 of period                 43,223      18,526      40,642      26,979
                       ----------- ----------- ----------- -----------
Cash and cash
 equivalents - End of
 period                   $63,078     $30,218     $63,078     $30,218
                       =========== =========== =========== ===========

    CONTACT: Hub International Limited
             Media Contact:
             Dennis J. Pauls, 312-279-4880
             dpauls@hubinternational.com
             or
             Rosenbaum Advisors
             Investor Contact:
             Michael Rosenbaum, 847-749-1010
             michael@rosenbaumadvisors.com